Exhibit 99.1

hhgregg Announces Fiscal Second Quarter Operating Results

Second Quarter Highlights

•	Net income per diluted share increases 30% over the prior year to $0.13

•	Net sales increase 3.7% to $332.2 million; comparable store sales decrease 9.4%

•	Gross profit margin remains consistent with the prior year period

•	Seven new stores opened during the quarter

•	Company tightens net income per diluted share guidance range for fiscal year 2010 to $0.90 – $1.00, from previous range of $0.85-$1.00

INDIANAPOLIS, November 5, 2009/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited)	2009	2008	2009	2008
Net sales	$332,178	$320,302	$616,568	$615,717
Net sales % increase	3.7%	11.3%	0.1%	13.6%
Comparable store sales % (decrease) (1)	(9.4)%	(8.8)%	(11.9)%	(6.0)%
Gross profit as a % of net sales	30.8%	30.8%	30.3%	30.7%
SG&A as a % of net sales	22.7%	21.7%	22.8%	22.1%
Net advertising expense as a % of net sales	4.1%	5.3%	4.1%	5.1%
Depreciation and amortization expense as a % of net sales	1.2%	1.3%	1.3%	1.3%
Income from operations as a % of net sales	2.8%	2.4%	2.1%	2.1%
Net interest expense as a % of net sales	0.4%	0.6%	0.4%	0.6%
Net income	$4,947	$3,398	$6,416	$5,502
Net income per diluted share	$0.13	$0.10	$0.18	$0.17
Number of stores open at the end of the period	118	103

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $4.9 million for the three months ended September 30, 2009, or $0.13 of net income per diluted share, compared with net income of $3.4 million, or $0.10 of net income per diluted share, for the comparable prior year period. For the six month period ended September 30, 2009, net income was $6.4 million, or net income per diluted share of $0.18, compared with net income of $5.5 million, or $0.17 of net income per diluted share for the comparable prior year period. The 46% increase in earnings for the three month period ended September 30, 2009 was the result of a modest increase in sales, a flat gross margin, and a modest decrease in operating expenses. The 16.6% increase in earnings for the six month period ended September 30, 2009 was the result of a modest decrease in operating expenses and modest increase in sales, partially offset by a decrease in gross margin.

Dennis May, President and Chief Executive Officer of the Company, commented, “We are pleased with our quarterly operating performance and our ability to drive growth in earnings and operating cash flow by preserving margins and managing expenses, all while continuing to add new stores. While the overall environment remains challenging, we are encouraged by the improving traffic and sales trends we experienced throughout the quarter.”

Net sales for the three and six months ended September 30, 2009 increased 3.7% and 0.1%, respectively, compared to the comparable prior year period to $332.2 million and $616.6 million, respectively. The increase in sales for the three and six months ended September 30, 2009 was primarily attributable to the net addition of 15 stores during the past 12 months, partially offset by a 9.4% and an 11.9% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2009 and 2008 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008	2009	2008	2009	2008
Video	42%	45%	42%	44%	(15.9)%	(0.6)%	(16.4)%	2.2%
Appliances	42%	42%	42%	43%	(7.5)%	(15.2)%	(12.3)%	(12.5)%
Other (1)	16%	13%	16%	13%	5.9%	(11.9)%	3.8%	(6.7)%

Total	100%	100%	100%	100%	(9.4)%	(8.8)%	(11.9)%	(6.0)%

(1)	Primarily consists of audio, personal electronics, mattresses, computer notebooks and furniture and accessories.

hhgregg’s 9.4% and 11.9% comparable store sales decreases for the three and six months ended September 30, 2009, respectively, primarily reflect continued weakness in consumer demand in the both the video and appliance categories. For the three and six month periods, the decrease in comparable store sales for the video category was due primarily to a decline in average selling prices primarily from consumers trading down in screen sizes partially offset by increases in sales of LED televisions. Sales in the appliance category continued to decrease for both the three and six months ended September 30, 2009, however, the trend for the three months ended September 30, 2009 significantly improved from the previous three month period. For the three and six months ended September 30, 2009, the comparable store sales increase in the other category was due to triple digit comparable store sales increases in the computer category offset by double digit comparable store sales decreases in the mattress category.

Gross profit margin, expressed as gross profit as a percentage of sales, remained consistent year over year for the three months ended September 30, 2009 at 30.8% and decreased for the six months ended September 30, 2009 from 30.7% to 30.3%. The appliance and video gross profit margins exceeded the Company average as a percentage of sales during the three and six month period ended September 30, 2009. The other category gross profit margin was below the company average for both the three and six month periods as a result of a higher mix of notebook computers, which carry a gross margin percentage significantly less than the Company average.

SG&A, as a percentage of net sales, increased approximately 100 basis points for the three months ended September 30, 2009 and increased approximately 70 basis points for the six months ended September 30, 2009, compared with the respective prior year periods. Occupancy costs for the three month and six month period increased approximately 85 and 100 basis points, respectively, as a result of the decline in comparable store sales and the additional rent expense of the new stores scheduled to open in the first part of the fiscal third quarter. Expense and payroll control from various cost initiatives and the company’s commissioned sales structure allowed the company’s other SG&A categories as a percentage of sales to remain relatively consistent compared to the comparable prior year periods.

Net advertising expense, as a percentage of sales, decreased approximately 125 basis points during the three months ended September 30, 2009 and decreased approximately 100 basis points during the six months ended September 30, 2009 when compared with the respective comparable prior year periods. Despite the comparable store sales declines during both periods, decreases in net advertising expenses as a percentage of sales were driven by reduced advertising rates coupled with higher advertising expenses in the prior year period from the launch of new markets in Florida.

Our effective income tax rate for the three months ended September 30, 2009 decreased to 38.3% compared to 40.3% for the comparable prior year period. Our effective income tax rate for the six months ended September 30, 2009 decreased to 38.8% from 40.3% for the comparable prior year period. The decrease in our effective income tax rate for the three months and six months ended September 30, 2009 is primarily the result of changes in the expected annual effective state income tax rate.

Growth Update

Dennis May, President and Chief Executive Officer of the Company commented, “We are very pleased with our progress thus far against our fiscal 2011 growth plan. We have identified great retail locations and have continued to find tremendously talented individuals for both regional and store management. These individuals are gaining further experience by working in our markets. To date, we have identified 40 specific locations for our fiscal 2011 new store openings. Based on our current balance sheet position, we are confident we will have ample liquidity and internally generated capital to finance all of our fiscal 2011 expansion.”

Fiscal Year 2010 Guidance

The Company is updating its earnings and sales guidance for fiscal 2010. Based on current trends in the business and year-to-date performance, the Company is tightening its annual net income per diluted share guidance to $0.90 to $1.00 from a previous range of $0.85 - $1.00. This update to guidance incorporates the dilution impact of the common stock offering and private placement completed in July of 2009. Additionally, the Company is updating its guidance for net sales growth of 6% to 9% for the fiscal year, which implies an expectation of a comparable store sales decline of 6% to 9% for fiscal 2010, from previous guidance of sales growth of 3% to 7%, which had implied an expectation of a comparable store sales decline of 7% to 12%.

Assumed in the Company’s estimates for fiscal 2010 is the opening of 20 to 22 new stores, with 16 of the new stores open to date and 2 additional stores to open prior to Black Friday. Capital expenditures, before sale and leaseback proceeds, are expected to range between $45 million and $50 million for the fiscal year.

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “To date sales and earnings have performed in line with our expectations in which we expected to be faced with the most significant challenges in the first half of the year with an expectation that the pressure would lessen as we moved into the back half. During the second fiscal quarter, we saw sequential improvement in comparable store sales which has continued to carry into the third quarter. As we look to the back half of the year, we continue to expect sales trends to improve over the first and second quarter performance. However, gross margins will see pressure due to the lapping of the industry’s inventory oversupply in the video category that we saw in the prior year.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and six months ended September 30, 2009, on Thursday, November 5, 2009 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)397-0300. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 126 stores in Alabama, Florida, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales, competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s prospectus supplement filed on July 21, 2009. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance investorrelations@hhgregg.com (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(In thousands, except share and per share data)
Net sales	$332,178	$320,302	$616,568	$615,717
Cost of goods sold	229,858	221,791	429,571	426,752

Gross profit	102,320	98,511	186,997	188,965
Selling, general and administrative expenses	75,471	69,598	140,613	136,258
Net advertising expense	13,485	17,003	25,288	31,601
Depreciation and amortization expense	4,011	4,224	7,979	8,096

Income from operations	9,353	7,686	13,117	13,010
Other expense (income):
Interest expense	1,337	1,997	2,655	3,801
Interest income	(8)	(3)	(14)	(7)

Total other expense	1,329	1,994	2,641	3,794

Income before income taxes	8,024	5,692	10,476	9,216
Income tax expense	3,077	2,294	4,060	3,714

Net income	$4,947	$3,398	$6,416	$5,502

Net income per share
Basic	$0.13	$0.11	$0.18	$0.17
Diluted	$0.13	$0.10	$0.18	$0.17
Weighted average shares outstanding-Basic	36,922,496	32,358,081	34,881,955	32,329,706
Weighted average shares outstanding-Diluted	38,148,471	33,088,052	36,134,669	33,174,835

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.2	69.2	69.7	69.3

Gross profit	30.8	30.8	30.3	30.7
Selling, general and administrative expenses	22.7	21.7	22.8	22.1
Net advertising expense	4.1	5.3	4.1	5.1
Depreciation and amortization expense	1.2	1.3	1.3	1.3

Income from operations	2.8	2.4	2.1	2.1

Other expense (income):
Interest expense	0.4	0.6	0.4	0.6
Interest income	—	—	—	—

Total other expense	0.4	0.6	0.4	0.6

Income before income taxes	2.4	1.8	1.7	1.5
Income tax expense	0.9	0.7	0.7	0.6

Net income	1.5%	1.1%	1.0%	0.9%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2009, MARCH 31, 2009 AND SEPTEMBER 30, 2008

(UNAUDITED)

	September 30, 2009	March 31, 2009	September 30, 2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$91,774	$21,496	$735
Accounts receivable—trade, less allowances of $242, $219 and $284, respectively	6,342	5,319	8,709
Accounts receivable—other, less allowances of $0, $0 and $3, respectively	12,891	9,038	11,276
Merchandise inventories, net	172,938	141,610	153,537
Prepaid expenses and other current assets	6,917	4,247	2,212
Deferred income taxes	5,093	4,421	3,261

Total current assets	295,955	186,131	179,730

Net property and equipment	96,737	83,555	86,396
Deferred financing costs, net	3,853	2,624	2,958
Deferred income taxes	74,976	77,564	84,030
Other assets	587	501	383

Total long-term assets	176,153	164,244	173,767

Total assets	$472,108	$350,375	$353,497

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80,829	$62,265	$75,185
Line of credit	—	—	25,029
Current maturities of long-term debt	908	908	454
Customer deposits	17,047	15,234	18,133
Accrued liabilities	38,164	32,067	34,066

Total current liabilities	136,948	110,474	152,867

Long-term liabilities:
Long-term debt, excluding current maturities	91,245	91,700	92,154
Other long-term liabilities	26,748	23,048	18,567

Total long-term liabilities	117,993	114,748	110,721

Total liabilities	254,941	225,222	263,588

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2009 and March 31, 2009, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 38,373,887, 32,366,607 and 32,744,111 shares issued and outstanding as of September 30, 2009, March 31, 2009 and September 30, 2008 respectively	4	3	3
Additional paid-in capital	251,253	165,524	161,197
Accumulated other comprehensive loss	(917)	(747)	(649)
Accumulated deficit	(33,082)	(39,498)	(70,493)

	217,258	125,282	90,058
Note receivable for common stock	(91)	(129)	(149)

Total stockholders’ equity	217,167	125,153	89,909

Total liabilities and stockholders’ equity	$472,108	$350,375	$353,497

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

	Six Months Ended
	September 30, 2009	September 30, 2008
	(In thousands)
Cash flows from operating activities:
Net income	$6,416	$5,502
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,979	8,096
Amortization of deferred financing costs	382	334
Stock-based compensation	1,828	1,318
Excess tax benefits from stock-based compensation	(2,358)	(159)
(Gain) loss on sales of property and equipment	(55)	64
Deferred income taxes	2,029	(420)
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,023)	(588)
Accounts receivable—other	(1,281)	4,709
Merchandise inventories	(31,328)	(20,169)
Prepaid expenses and other assets	(2,673)	1,476
Accounts payable	11,000	(14,874)
Customer deposits	1,813	94
Accrued liabilities	9,425	(2,733)
Other long-term liabilities	928	(2,481)

Net cash provided by (used in) operating activities	3,082	(19,831)

Cash flows from investing activities:
Purchases of property and equipment	(20,844)	(19,722)
Net proceeds from sale leaseback transactions	4,694	7,591
Deposit on future sale leaseback transactions applied	(1,802)	(878)
Proceeds from sales of property and equipment	34	49

Net cash used in investing activities	(17,918)	(12,960)

Cash flows from financing activities:
Proceeds for issuance of common stock	82,913	—
Transaction costs for stock issuance	(4,764)	—
Proceeds from exercise of stock options	3,395	513
Excess tax benefits from stock-based compensation	2,358	159
Net increase in bank overdrafts	3,240	5,856
Net borrowings on line of credit	—	25,029
Payment on notes payable	(455)	—
Transaction costs for amending ABL Facility	(1,611)	—
Other, net	38	100

Net cash provided by financing activities	85,114	31,657

Net increase (decrease) in cash and cash equivalents	70,278	(1,134)
Cash and cash equivalents
Beginning of period	21,496	1,869

End of period	$91,774	$735

Supplemental disclosure of cash flow information:
Interest paid	$2,441	$3,805
Income taxes paid	$2,450	$4,956

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2008, 2009 and 2010

(Unaudited)

	FY2008				FY2009				FY2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Beginning Store Count	77	79	80	85	91	97	103	108	110	111
Store Openings	2	1	5	6	6	6	6	2	1	7
Store Closures	—	—	—		—	—	(1)	—	—	—

Ending Store Count	79	80	85	91	97	103	108	110	111	118

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.